COMMON STOCK	COMMON STOCK
PAR VALUE $.20	THIS CERTIFICATE IS TRANSFERABLE IN CANTON, MA, JERSEY CITY, NJ AND COLLEGE STATION, TX

Certificate Number	Shares
HERMAN MILLER, INC.
INCORPORATED UNDER THE LAWS OF THE STATE OF MICHIGAN

THIS CERTIFIES THAT

is the owner of

FULLY PAID AND NONASSESSABLE SHARES OF COMMON STOCK, PAR VALUE $.20, OF
Herman Miller, Inc. transferable on the share register of the Company in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the
Transfer Agent.

Witness the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.